Exhibit 99.1

Press Release
Micromet and Nycomed Enter Into Exclusive Worldwide Collaboration to Develop and Commercialize
anti-GM-CSF Antibodies for the Treatment of Inflammatory and Autoimmune Diseases
Bethesda, Maryland, U.S.A. and Roskilde, Denmark — May 24, 2007 — Micromet, Inc. (Nasdaq: MITI) and Nycomed today announced an agreement under which the two companies will collaborate on the development of anti-GM-CSF antibodies that may be useful for the treatment of inflammatory and autoimmune diseases. The lead product candidate in the collaboration is Micromet’s MT203, a human antibody which neutralizes granulocyte macrophage colony-stimulating factor (GM-CSF), a cytokine known to play a significant role in autoimmune and inflammatory disease. Preclinical studies performed by Micromet support the development and evaluation of MT203 for the treatment of rheumatoid arthritis, multiple sclerosis, psoriasis, asthma and chronic obstructive pulmonary disease. MT203 is expected to enter clinical trials in 2008.
Under the terms of the agreement, Micromet will receive an upfront license fee of €5 million (approximately $7 million), and is eligible to receive R&D reimbursements and payments upon the achievement of development milestones of more than €120 million (approximately $160 million) in the aggregate. In addition, Micromet is eligible for royalties on worldwide sales of MT203 and other products that may be developed under the agreement. Micromet will be primarily responsible for performing preclinical development, process development and manufacturing of MT203 for early clinical trials, whereas Nycomed will be responsible for clinical development and commercialization on a worldwide basis. Nycomed will bear the cost of development activities and reimburse Micromet for its expenses incurred in connection with the development program.
“We are delighted to enter into a collaboration for the development of MT203 with our new partner Nycomed. We are excited about this collaboration as both parties’ expertise and capabilities complement each other,” said Christian Itin, President and Chief Executive Officer of Micromet.

“Neutralizing GM-CSF presents a new biology concept in inflammatory processes and may have the potential to improve the lives of patients suffering from severe chronic inflammatory and autoimmune diseases. Furthermore, this deal is the first example of Nycomed’s strong commitment towards external collaborations across all development stages as a key component of our new R&D strategy. MT203 also highlights our strategic interest in inflammatory research,” said Anders Ullman, Executive Vice President R&D of Nycomed.
About Nycomed (www.nycomed.com)
Nycomed is a pharmaceutical group which provides products for hospitals, specialists and general practitioners, as well as over-the-counter medicines in selected markets. The company is active within a range of therapeutic areas, including cardiology, gastroenterology, Osteoporosis, respiratory, pain and tissue management. New products are sourced both from own research and from external partners. Operating throughout Europe and in fast-growing markets such as Latin America, Russia/CIS and the Asia-Pacific region Nycomed has a presence in about 50 markets worldwide. Privately owned, the combined group had non-audited estimated annual sales of approximately € 3.4 billion and an EBITDA of € 933.4 million (2006 results).
About Micromet, Inc. (www.micromet-inc.com)
Micromet, Inc. is a biopharmaceutical company focusing on the development of novel, proprietary antibody-based products for cancer, inflammatory and autoimmune diseases. Two product candidates are currently in clinical trials. MT103/MEDI-538, which is the first product candidate based on Micromet’s novel BiTE(R) product development platform, is being evaluated in a phase 1 clinical trial for the treatment of patients with non-Hodgkins lymphoma. The BiTE product development platform is based on a unique, antibody-based format that leverages the cytotoxic potential of T cells, widely recognized as the most powerful ‘killer cells’ of the human immune system. Adecatumumab (MT201), a recombinant human monoclonal antibody which targets EpCAM expressing tumors, has completed two phase 2a clinical trials, one in patients with breast cancer and the other in patients with prostate cancer. In addition, a phase 1b trial evaluating the safety and tolerability of MT201 in combination with docetaxel is currently ongoing in patients with metastatic breast cancer. Micromet has established collaborations with MedImmune, Inc. for MT103/MEDI-538 and Merck Serono for adecatumumab (MT201).
Forward-Looking Statements

For Micromet:
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the intended utilization of product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research, discovery of new product candidates, and clinical trials, and partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risks associated with regulatory processes, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for future revenues under the terms of its existing collaboration agreements, and for further pre-clinical and clinical studies, development and commercialization of product candidates. You are urged to consider statements that include the words “appear,” “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in Micromet’s periodic reports and other filings with the SEC, including the “Risk Factors” sections of such reports.
Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Micromet	Nycomed

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